EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Form SB-2 of our report dated September 12, 2005, on our audits of the consolidated financial statements of Electronic Control Security Inc. and subsidiaries as of June 30, 2005 and 2004, and for each of the two years ended June 30, 2005, which report appears in the annual report on Form 10-KSB for the fiscal year ended June 30, 2005 of Electronic Control Security Inc. and subsidiaries filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. We also consent to the reference to our firm under the caption "Experts."

Demetrius & Company L.L.C.

Wayne, New Jersey
February 27, 2006